$32,797.66 NOTE



         At Thousand Oaks, California


For value received, Marvin Mears (hereafter "Borrower") promises to pay, on or before July 29, 2001, to Environmental Products & Technologies Corporation ("EPTC") up to the principal sum of thirty-two thousand seven hundred ninety-seven dollars and sixty-six cents ($32,797.66) with interest from July 1, 1998 on the amounts of principal owed Environmental Products & Technologies Corporation at the rate of (9%) per annum. Any payment shall be credited first to the interest owed, with the remainder to the principal owed. This note will have no prepayment penalty.

      In witness, Borrower has caused this Note to be executed on July 29, 1998.



                                               Borrower

                                             /s/ Marvin Mears
                                             ------------------------
                                               Marvin Mears